EXHIBIT 12

                   RITE AID CORPORATION AND SUBSIDIARIES
      STATEMENTS RE COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                           TWENTY-SIX WEEKS ENDED
                  AUGUST 30, 1997 AND YEARS ENDED MARCH 1,
                    1997, MARCH 2, 1996, MARCH 4, 1995,
                           FEBRUARY 26, 1994 AND
                             FEBRUARY 27, 1993
                       (Dollar Amounts in Thousands)


                                 Twenty-Six             Year            Year          Year             Year             Year
                                Weeks Ended            Ended           Ended         Ended            Ended            Ended
                                 August 30,         March 1,        March 2,      March 4,     February 26,     February 27,
                                       1997             1997            1996          1995             1994             1993
                                       ----             ----            ----          ----             ----             ----

Fixed Charges

Interest Expense                    $78,550          $96,473         $68,341       $42,300          $28,683          $29,387

Interest Portion(1) of Net
  Rental Expense                     51,953           66,067          52,080        40,424           40,427           37,659
                                     ------           ------          ------        ------           ------           ------
Fixed Charges Before
  Capitalized Interest              130,503          162,540         120,421        82,724           69,110           67,046

Capitalized Interest                  1,676            1,897           1,948           373              217              445
                                      -----            -----           -----           ---              ---              ---
Total Fixed Charges                $132,179         $164,437        $122,369       $83,097          $69,327          $67,491
                                   --------         --------        --------       -------          -------          -------
Earnings

Income Before Extraor-
  dinary Loss and Income
  Taxes                            $215,837        $258,927(3)      $256,202      $231,464         $45,670(2)       $200,569

Fixed Charges Before
  Capitalized Interest              130,503          162,540         120,421        82,724           69,110           67,046
                                    -------          -------         -------        ------           ------           ------
Total Adjusted
Earnings                           $346,340         $421,467        $376,623      $314,188         $114,780         $267,615
                                   --------         --------        --------      --------         --------         --------

Ratio of Earnings to                   2.62             2.56            3.08          3.78             1.66             3.97
   Fixed Charges                       ----             ----            ----          ----             ----             ----




1 The interest portion of the net rental expense is estimated to be equal to one-third of the minimum rental expense for the period.

2 Income before extraordinary loss and income taxes for fiscal year 1994 includes a $149,196,000 one-time, pre-tax provision for corporate restructuring and other charges.

3 Income before extraordinary loss and income taxes for fiscal year 1997 includes a $68,057,000 one-time, pre-tax charge for non-recurring and other charges.